Exhibit 10.2

Compensation Agreement

The following sets forth the terms and conditions of a compensation agreement, effective as of October 1, 2008, to be entered into by Arbios Systems Inc., a Delaware corporation (”Arbios”), and Shawn Cain, , (the “Consultant”).

Statement of Work:

The Consultant will during the Term (as hereinafter defined) market and make recommendations to the Board of Directors of Arbios for the sale, license and/or financing of SEPET and/or HepatAssist, and the intellectual property and equipment related thereto. The Term shall be from October 1, 2008 through and including December 31, 2008, unless earlier terminated by either the Consultant or Arbios upon thirty (30) days’ prior written notice to the other party. The following actions will be performed:

▪	Identify and engage prospective purchasers, licensors and investors and negotiate closure of such transactions.
▪	Sell or dispose Arbios’ equipment and inventory to maximize proceeds.
▪	Recommend appropriate legal actions to reasonably maintain Arbios’ intellectual property portfolio.
▪	Work closely and provide reports to the Board of Directors of all such efforts.
▪	Take such other actions as reasonably requested by the Arbios Board which are consistent with and for the purpose of implementing the transactions contemplated hereby.

Proceeds:

Proceeds is defined to mean all cash proceeds realized from the sale, licensure and/or financing of Arbios’ assets and collected from all purchasers and licensors identified by and with whom substantive discussions were carried on by the Consultant during the Term. At the end of the Term, the Consultant will provide a list of purchasers and licensors with whom substantive discussions were carried on by the Consultant.

“Expenses” will not exceed $25,000 and will only include payments made for the following services:

▪	Equipment auction
▪	Travel
▪	IT equipment consultant
▪	Telephone & utilities
▪	Expenses incidental to any asset sales, lease or license

the Consultant will use, at no charge to Arbios, his home office space to conduct business on Arbios’ behalf. Payment for the Expenses and any other reasonable and documented expenses are the responsibility of Arbios.

Base Compensation:

Throughout the Term, the Consultant will receive $10,000 per month plus payment of medical insurance, estimated to be $1,500 per month.

Payments will be made to the extent Arbios has sufficient liquidity on hand. The determination of liquidity shall be made from time to time by the Arbios Board of Directors. Any payments not made in a timely manner hereunder shall be made at such time as there is sufficient liquidity to make such payments as determined as provided for herein.

Additional Incentive Commission Structure:

Sale, licensure or financing of HepatAssist and related intellectual patent portfolio and equipment (“HepaAssist Assets”):

If the sale of the HepatAssist Assets to HepaLife, as currently contemplated in the draft Letter of Intent attached hereto, is completed by October 10, 2008, the Consultant will receive a bonus of $20,000. If the aforementioned transaction is completed after October 10, 2008 but on or before October 31, 3008, then the Consultant will receive a $10,000 bonus.

If the Consultant sells, licenses or finances the HepatAssist Assets through a third party(s) other then HepaLife, and the transaction closes prior to October 31, 2008, the Consultant will receive a cash bonus equal to 10% of the Proceeds received by the Company at the closing of the transaction, with such amount not to exceed $50,000.
If the Consultant sells, licenses or finances the HepatAssist Assets through a third party(s) other then HepaLife, and the transaction closes prior to November 30, 2008, the Consultant will receive a cash bonus equal to 5% of the Proceeds received by the Company at the closing of the transaction, with such amount not to exceed $50,000.

Sale, licensure or financing of SEPET and related intellectual patent portfolio and equipment (“SEPET Assets”):

If the Consultant sells, licenses or finances the SEPET Assets and the transaction closes prior to December 31, 2008, the Consultant will receive a cash bonus to be awarded in the sole discretion of the Board after taking into account the timing, size and structure of the transaction.

Miscellaneous:

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If any term or other provision of this term sheet is invalid, illegal or incapable of being enforced by virtue of any law, or public policy, all other conditions and provisions of this term sheet shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this term sheet so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible

Witness whereof, the parties have executed this Compensation Agreement on the date below

Dated:	Arbios Systems, Inc.,

	By:	/s/ THOMAS TULLY
Thomas Tully
Compensation Committee Chairman

Shawn Cain

By: /s/ SHAWN CAIN